Exhibit 10.2

EMPLOYMENT AGREEMENT made this 17th day of December, 2007.

BETWEEN:

SPROTT- SHAW DEGREE COLLEGE CORP., a body corporate incorporated under the laws of the Province of British Columbia having its registered office in the City of Vancouver

(the "Company")

AND:

DEAN DUPERRON

(the "Executive")

WHEREAS:

A.       The Company wishes to employ the Executive and the Executive is willing to accept such employment upon the terms and conditions set forth in this Agreement; and

B.        The Company is in the business (the "Business") of providing educational services though the Sprott-Shaw Community Colleges.

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein set forth the parties hereto mutually covenant and agree as follows:

1 .	EMPLOYMENT

1.1

The Company hereby employs the Executive to be President of the Company and the Executive hereby accepts such employment. The Executive shall perform the duties set out in Schedule A hereto, and such additional duties consistent with the Executive's position as President the Company as he may from time to time be reasonably required to perform by the Board of Directors of the Company (the "Board").

2 .	TERM

2.1

The term of this Agreement shall commence effective December 17, 2007 and shall remain in effect for a period of five (5) years expiring on December 16, 2012 (the "Expiry Date"), unless this Agreement is terminated earlier as described herein.

3 .	EXCLUSIVE SERVICE

3.1	Except as expressly provided herein the Executive shall, during his employment with the Company, devote his entire working time and attention on a full-time basis to the Business of the Company.

4 .	BASE SALARY, BONUSES AND OPTIONS

4.1

Subject to paragraph 4.3 below, the Company shall pay the Executive an annual base salary ("Base Salary") of Four Hundred Thousand dollars ($400,000) payable in accordance with the Company's standard payroll practices.

4.2

The Company shall pay the Executive an annual bonus equal to ten (10%) percent of EBITDA in excess of $2,600,000 (the "Bonus"). For the purposes of this section EBITDA has the meaning ascribed to such term in the Asset Purchase Agreement between the Company, CIBT Education Group Inc. ("CIBT"), S.L.D. Enterprises Inc., 3631 Investments Ltd., 0522645 B.C. Ltd., CCS - The Career Coaching Centres Inc., Sherri Duperron and the Executive dated for reference December 17th, 2007 (the "Asset Purchase Agreement"). Provided the Executive qualifies for the Bonus payment in accordance with this section, the Company shall pay the Bonus to the Executive no later than 30 days following the end of the calendar year in which the Bonus was earned.

4.3	If EBITDA is less than $2,000,000 in the third year or fourth year of this Agreement, the Base Salary for the subsequent year shall be reduced to Three Hundred Twenty Thousand dollars ($320,000).

4.4

All payment of Base Salary and any Bonus shall be subject to deduction of all applicable Federal and Provincial income tax, employment insurance, Canada Pension deductions and other deductions required by law.

4.5	The Company shall cause CIBT to provide the Executive with 100,000 share options; such options shall be subject to approval from the Board of CIBT and CIBT's standard stock option agreement terms.

5.	EXPENSES

5.1	The Company shall provide to the Executive the following expenses, reimbursements, equipment and allowances:

(a)	the use of a desktop computer and laptop computer, loaded with the software the Executive reasonably requires to perform his duties hereunder;

(b)	reimbursement for all work related costs incurred by the Executive in connection with the use of his cellular telephone;

(c)	a vehicle allowance of $500 per month; and

(d)
reimbursement for all reasonable and necessary out-of-pocket expenses incurred by the Executive in the conduct of the business of the Company in accordance with travel and expense reimbursement policies established by the Board from time to time and such reimbursement shall be made with reasonable promptness upon the Executive's submission of original receipts for such expenses.

6.	VACATION

6.1	The Executive shall be entitled to six (6) weeks (30 working days) vacation per annum to be taken at such time(s) as the Executive and the Company may mutually and reasonably agree upon.

7.	BENEFITS AND PERQUISITES

7.1

The Executive shall be entitled to participate in the group benefit plan the Company makes available to its senior management staff. All group benefit premiums shall be paid by the Company, with the exception of the premiums for long-term disability benefit coverage which shall be paid by the Executive by way of payroll deduction.

7.2

The Company shall provide the Executive with any additional benefits or perquisites it provides to any other member of its senior management staff, including but not limited to any special allowances, plans or payments.

8.	TERMINATION OF EMPLOYMENT

8.1

Without prejudice to any remedy the Company may have against the Executive for any breach or non-performance of this Agreement, the Executive's employment may be terminated at any time prior to the Expiry Date, effective immediately, by the Company without previous notice to the Executive and without payment in lieu of notice to the Executive, for just cause, including but not limited to:

(a)	wilful and material failure to perform, or gross negligence in the performance of, the Executive's duties and responsibilities to the Company or any of its affiliates;

(b)	fraud, embezzlement, theft or other material dishonesty with respect to the Company or any of its affiliates; or

(c)	conviction of a criminal offence that materially harms the business, interests or reputation of the Company or any of its affiliates,

where such misconduct breaches the faith inherent to the work relationship, or is fundamentally inconsistent with the Executive's obligations to the Company.

8.2

The Executive shall be entitled to terminate his employment with the Company, at will, at any time prior to the Expiry Date by giving notice in writing to the Company of not less than two weeks unless otherwise agreed to in writing by the parties hereto.

8.3

In the event the Executive's employment with the Company is terminated under section 8.1 or 8.2, the Company shall pay the Executive the Base Salary and any accrued vacation pay, pay the Executive the Bonus on a pro-rated basis (based upon the average annual Bonuses received by the Executive under this Agreement prior to such termination), and continue the Executive's benefit coverage, up to and including the Executive's last day of employment with the Company.

8.4

The Company may terminate the employment of the Executive at will and without cause at any time prior to the Expiry Date. In the event the Executive's employment with the Company is terminated under section 8.4, the Company shall:

(a)	pay the Executive the Base Salary and any accrued vacation pay, and continue the Executive's benefit coverage, up to and including the Executive's last day of employment with the Company; and

(b)	provide the Executive with an immediate lump sum termination payment equal to the greater of:

(i)
the aggregate of the remaining Base Salary, the annual Bonuses (based upon the average annual Bonuses received by the Executive under this Agreement prior to such termination), and the premium cost of the Executive's benefit coverage, from the date of such termination to and including December 16, 2010, less all applicable statutory deductions and withholdings; or

(ii)
six (6) months of Base Salary and the premium cost of the Executive's benefit coverage, plus any Bonus that would have become payable if the Executive remained in the Company's employment for six (6) months following the date of such termination (based upon the average annual Bonuses received by the Executive under this Agreement prior to such termination), less all applicable statutory deductions and withholdings.

8.5

The Executive will not be required to mitigate the amount of any payment provided under this section 8, or any damages resulting from a failure of the Company to make any such payment, by seeking other employment, or otherwise. The amount of any payment under this section 8 shall not be reduced by any compensation earned by the Executive from employment or self employment.

8.6	The Executive confirms and acknowledges that:

(a)
the amounts described in subsections 8.4(a) and (b) (collectively, the "Termination Payment") will constitute his sole and exclusive entitlement to compensation, monetary or otherwise, from the Company upon the termination of his employment under section 8.4 of this Agreement;

(b)
the Termination Payment is of greater benefit to the Executive than any right or entitlement which he may have upon termination under the Employment Standards Act (British Columbia) or the common law; and

(c)
effective upon his receipt of the Termination Payment the Executive (which term, for the purposes of this section, shall include his heirs, executors, administrators, successors and permitted assigns) releases and forever discharges the Company (its affiliates and their respective officers, directors, agents, employees, successors and assigns, together the "Releasees") of and from all actions, causes of action, claims, demands or complaints which the Executive may have at the time of termination, or any point in time thereafter, have against the Releasees, including, without limitation, any claims, actions, causes of action, demands or complaints arising out of or in any way related to the Executive's employment or termination, including, without limitation, any claims for pay, notice of termination, pay in lieu of such notice, statutory termination pay, statutory severance pay, wrongful dismissal damages, expenses, commissions, interest, bonuses, profit sharing, benefits, disability payments, vacation pay or reinstatement, and this acknowledgement and confirmation of the Executive shall serve as a complete and effective bar to any action, cause of action, claim demand or complain which the Executive may bring against the Releasees in connection with the termination of his employment by the Company in accordance with section 8.4 of this Agreement.

9.	RETURN OF PROPERTY

In the event of termination of this Agreement for any reason, the Company shall pay the Executive all amounts owing and outstanding to the Executive pursuant to the terms of this Agreement and the Executive shall promptly deliver to the Company, or as the Company may direct, any property of the Company which may be in the possession or control of the Executive.

10.	CONFIDENTIAL INFORMATION

10.1
The Executive acknowledges that he is a fiduciary of the Company and that certain of the material and information made available to the Executive by the Company in the performance of the Executive's services hereunder (the "Confidential Information") will be of a confidential nature.

(a)
Confidential Information includes but is not limited to information about the Company's business models, products, services, suppliers, know-how, intellectual property, production processes, patentable concepts and agreements with suppliers, business and marketing plans, and customers.

(b)
The Executive recognizes that the Confidential Information is the sole and exclusive property of the Company, and the Executive shall use his best efforts and exercise utmost diligence to protect and maintain the confidentiality of the Confidential Information.

(c)
The Executive shall not, during the Term of this Agreement or thereafter, directly or indirectly use the Confidential Information for his own benefit, or disclose to another any Confidential Information, whether or not acquired, learned, obtained or developed by the Executive alone or in conjunction with others, except as such disclosure or use may be required in connection with the performance of his employment or as may be consented to in writing by the Company, as the case may be.

(d)
The Confidential Information is and shall remain the sole and exclusive property of the Company regardless of whether such information was generated by the Executive or by others, and the Executive agrees that upon termination of this Agreement he shall deliver promptly to the Company all such tangible parts of the Confidential Information or any part thereof including, but not limited to, records, data, notes, reports, proposals, lists, correspondence, materials, marketing or sales information, computer programs, equipment, designs, drawings, technical specification or other documents or property that are in the possession or under the control of the Executive, without retaining copies thereof.

(e)
Each of the foregoing obligations of the Executive in this Section shall also apply to any Confidential Information of customers, students, joint venture parties, suppliers, contractors and other entities, of any nature whatsoever, with whom Company or its has business relations.

(f)	Notwithstanding the foregoing provisions of this clause, the Executive shall not be liable for the disclosure or use of any of the Confidential Information to the extent that:

(i)	the Confidential Information is or becomes available to the public from a source other than the Executive and through no fault of the Executive;

(ii)	the Confidential Information is lawfully obtained by the Executive from a third party or a source outside this Agreement; or

(iii)	the Confidential Information is required to be disclosed pursuant to a legal obligation, providing notice of such required disclosure is first provided to the Company.

(g)	The covenants and agreements contained in this clause shall survive the termination of this Agreement.

11.	NON-COMPETITION AND NON SOLICITATION

11.1
The Executive agrees that from the date of this Agreement until the later of: a) the fifth (5th) anniversary of the date of the Asset Purchase Agreement; or b) three (3) years following termination of the Executive's employment for any reason (the "Non-Competition Period"), the Executive will not engage, hold an interest, or have any involvement, either directly or indirectly, in any business entity or venture whose primary business competes with the Business, in such locations and within One Hundred (100) kilometres of such locations and as such Business is operated by the Company during the Non-Competition Period.

11.2
The Executive hereby agrees that all restrictions in this Section 11 are reasonable and valid and do not go beyond what is necessary to protect the interests of the Company, and all defences to the strict enforcement thereof by the Company are hereby waived by the Executive. The provisions of this clause are only intended to safeguard against the Executive participating in competitive endeavours against the Company and not from engaging in other businesses or organizations that are not, at the time of termination, in competition with the Company.

11.3	In addition to the foregoing, the Executive also agrees that he shall not, during the Non-Competition Period:

(a)	contact, induce, approach or solicit any customer, contracting party or student of the Company or its affiliates for the purposes of soliciting business which is competitive with the Business; or

(b)	contact, induce, approach or solicit any employee of the Company or its affiliates for employment by any other corporation or business.

12.	SURVIVAL

12.1
Notwithstanding the termination of this Agreement for any reason whatsoever any provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following such termination.

13.	NOTICE

13.1
Any notice or other communication (each a "Communication") to be given in connection with this Agreement shall be given in writing and may be given by personal delivery, by registered mail or by telecopier, addressed as follows:

To:	Sprott-Shaw Degree College Corp

1200 - 777 West Broadway
Vancouver British Columbia, V5Z 4J7
Attention: Mr. Toby Chu
Facsimile: (604) 871-9919

with a copy to:

Alexander Holborn Beaudin & Lang LLP
P.O. Box 10057, Pacific Centre
Suite 2700, 700 West Georgia Street
Vancouver, British Columbia, V7Y 1B8
Attention: Mr. Ray Schachter
Facsimile: (604) 669-7642

And to:	Dean Duperron

757 Capital Court
Port Coquitlam, British Columbia, V3C 6E4

with a copy to:

Harris & Company LLP
1400 - 550 Burrard Street
Vancouver, British Columbia, V6C 2B5
Attention: Mr. Nazeer T. Mitha
Facsimile: (604) 684-6632

or at such other address or telecopier number as shall have been designated by Communication by either party to the other. Any Communication shall be conclusively deemed to be received, if given by personal delivery, on the date and at the time of actual delivery thereof and, if given by registered mail, on the fifth (5)day following the date of mailing, if given by telecopier, on the business day following the transmittal thereof. If the party giving any Communication knows or ought reasonably to know of any actual or threatened interruptions of the mails, such Communication shall not be sent by mail but shall be given by personal delivery or telecopier.

14.	ENTIRE AGREEMENT

14.1
Save and except for any obligations of the Executive under the Asset Purchase Agreement, any other previous agreements, written or oral, between the parties hereto relating to the employment of the Executive by the Company are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other party hereto of and from all manner of actions, causes and demands whatsoever under or in respect of any such agreement. This Agreement constitutes and expresses the whole agreement of the parties hereto with reference to the employment of the Executive by the Company, and with reference to any of the matters or things herein provided for, or herein before discussed or mentioned with reference to such employment; all promises, representations, and understandings relative thereto being merged herein.

15.	AMENDMENTS AND WAIVERS

15.1
No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.	ASSIGNMENT; SUCCESSORS AND ASSIGNS, ETC.

16.1
The Executive may not make any assignment of this Agreement or any interest herein. This Agreement may be assigned by the Company to any successor in interest to the Company by operation of law or otherwise, or to an affiliate of the Company, without the prior consent of the Executive, including without limitation in the event that the Company shall effect a reorganization, consolidate with, or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall enure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

17.	SEVERABILITY

17.1
If any provision of this Agreement is deemed to be void or unenforceable, in whole or in part, it shall not be deemed to affect or impair the validity or any other provision hereby declared and agreed to be severable from each and every other section, subsection or provision hereof and to constitute separate and distinct covenants. The Executive hereby agrees that all restrictions herein are reasonable and valid and all defences to the strict enforcement thereof by the Company are hereby waived by the Executive.

18.	GOVERNING LAW

18.1
This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia. The Company and the Executive hereby irrevocably attorn to the jurisdiction of the courts of the Province of British Columbia, exclusively.

19.	COUNTERPARTS

19.1
This Agreement may be executed in any number of counterparts, including by facsimile, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

20.	CURRENCY

20.1	Unless otherwise indicated, all dollar amounts referred to in this Agreement are stated in Canadian currency.

21.	ACKNOWLEDGEMENT

21.1	The Executive acknowledges that:

(a)	he has read and understands this Agreement;

(b)	the Company has advised him that this Agreement may substantially alter and supercede the Executive's rights at common law;

(c)	the Company has advised him to seek independent legal advice prior to executing this Agreement and the Executive has obtained such advice or has waived his right to do so;

(d)	the Company has made no representations or promises to the Executive except as contained in this Agreement; and

(e)	this Agreement is being entered into entirely voluntarily and without pressure.

22.	FURTHER ASSURANCES

22.1
Each of the parties hereby covenants and agrees to execute such further and other documents and instruments and to do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

IN WITNESS WHEREOF the parties hereto have hereunto executed these presents as of the day and year first above written.

SIGNED, SEALED & DELIVERED by	)
Dean Duperron in the presence of:	)
)
/s/ Lynn Jenkins	)	/s/ Dean Duperron
Signature of witness	)	DEAN DUPERRON
)
Name: Lynn Jenkins	)
)
Address: 1300-777 Dunsmuir Street	)
Vancouver, B.C. V7Y 1K2)
DIRECT 604-643-7986)
)
Occupation: Barrister & Solicitor,
McCarthy, Tetrault LLP

SPROTT-SHAW DEGREE COLLEGE CORP

/s/ signed
Authorized Signatory

SCHEDULE A

Duties to be performed by the Executive shall include the following:

The Executive shall be responsible for overseeing the business and financial management, strategic planning, and overall operations of the Company, including but not limited to all instructional, administrative and supporting operations and services.